Exhibit 10.26

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AGREEMENT

by and between

GFB (ABC), LLC or its successor in interest

and

KARUNA THERAPEUTICS, INC.

Page

Article I Definitions 1

Article II Grant of Rights; Exclusivity 14

Section 2.1 License Grant 14

Section 2.2 Sublicense Rights 14

Section 2.3 Affiliates and Sublicensees 14

Section 2.4 No Implied Licenses or Rights 14

Section 2.5 Section 365(n) of the Bankruptcy Code 14

Article III Technology Transfer 15

Section 3.1 Tech Transfer 15

Section 3.2 Support 15

Section 3.3 Costs 15

Article IV Development, Manufacturing, Commercialization, and Regulatory Affairs 15

Section 4.1 General 15

Section 4.2 Diligence 15

Section 4.3 Development and Commercialization Plans 15

Section 4.4 Progress Reports 16

Section 4.5 Regulatory Documentation and Regulatory Interactions 16

Article V Financial Provisions 17

Section 5.1 Upfront Fee 17

Section 5.2 Milestone Payments 17

Section 5.3 Royalty Payments 19

Section 5.4 Non-Royalty Sublicense Consideration Payments 21

Section 5.5 Financial Records 21

Section 5.6 Audits 21

Section 5.7 Tax Matters 22

Section 5.8 Foreign Derived Intangible Income Deduction 23

Section 5.9 Currency Exchange 23

Section 5.10 Late Payments 23

Section 5.11 Blocked Payments 23

Section 5.12 Prohibitions on Payments 23

Article VI Intellectual Property 24

Section 6.1 Prosecution of Patents 24

Section 6.2 Third Party Infringement 24

Section 6.3 Claimed Invalidity 25

Section 6.4 Patent Term Extensions 26

Section 6.5 Patent Marking 26

Article VII Confidentiality 26

Section 7.1 General 26

-i-

[***] = Certain Confidential Information Omitted

(continued)

Page

Section 7.2 Permitted Disclosure 26

Section 7.3 Publicity; Terms of this Agreement 27

Section 7.4 Term 27

Section 7.5 Return of Confidential Information 27

Section 7.6 Vicarious Responsibility 28

Article VIII Representations and Warranties 29

Section 8.1 Mutual Representations 29

Section 8.2 Additional GFB Representations 29

Section 8.3 Covenants 31

Section 8.4 Disclaimer 31

Article IX Indemnification; Insurance 31

Section 9.1 By Karuna 31

Section 9.2 By GFB 32

Section 9.3 Indemnification Procedures 32

Section 9.4 Limitation of Liability 33

Article X Term and Termination 33

Section 10.1 Term 33

Section 10.2 Termination 33

Section 10.3 Effects of Termination 35

Section 10.4 Survival 37

Section 10.5 Other Relief 37

Article XI Miscellaneous 37

Section 11.1 Dispute Resolution 37

Section 11.2 Submission to Court for Resolution; Waiver of Jury Trial 37

Section 11.3 Governing Law 37

Section 11.4 Assignment 38

Section 11.5 Force Majeure 38

Section 11.6 Notices 38

Section 11.7 Waiver 39

Section 11.8 Severability 39

Section 11.9 Entire Agreement 39

Section 11.10 Modification 40

Section 11.11 Independent Contractor 40

Section 11.12 Interpretation; Construction 40

Section 11.13 Counterparts 40

Section 11.14 Equitable Relief 41

Section 11.15 Further Assurances 41

-ii-

[***] = Certain Confidential Information Omitted

(continued)

Page

Exhibits

Exhibit A Initial Development Plan

Schedules

Schedule 1.45 GFB-887

Schedule 7.3(a) Joint Press Release

Schedule 8.2(k) Licensed Compounds and Licensed Patents

-iii-

[***] = Certain Confidential Information Omitted

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of January 31, 2023 (the “Effective Date”), by and between GFB (ABC), LLC, a Delaware limited liability company, or its successor in interest (collectively, “GFB”) and Karuna Therapeutics, Inc. (“Karuna”). Karuna and GFB are each referred to herein by name or as a “Party”, or, collectively, as the “Parties”.

INTRODUCTION

WHEREAS, Karuna, among other things, conducts programs to discover, develop, manufacture, and commercialize innovative therapeutic products for the treatment and prevention of diseases;

WHEREAS, on January 6, 2023, Goldfinch Bio, Inc., a Delaware corporation (“Goldfinch”) and GFB (ABC), LLC entered into a certain General Assignment by which Goldfinch assigned all of its right, interest and title to all of its assets to GFB (ABC), LLC (the “General Assignment”);

WHEREAS, in connection with the General Assignment, Goldfinch and GFB (ABC), LLC executed a certain Patent Assignment Agreement (the “Patent Assignment”) and Trademark Assignment Agreement (the “Trademark Assignment,” and, together with the Patent Assignment and General Assignment, the “Assignments”) on even date thereof. The execution of the Assignments resulted in the creation of the Goldfinch Assignment Estate (the “Assignment Estate”);

WHEREAS, on January 17, 2023, GFB (ABC), LLC initiated an assignment for the benefit of creditor proceeding in the Court of Chancery of the State of Delaware with the filing of a Verified Petition for Assignment for the Benefit of Creditors (In re Goldfinch Bio, Inc., Case No. 2023-0045) pursuant to 10 Del. C. §§7381-7387 (the “ABC Proceeding”);

WHEREAS, GFB, or its predecessor in interest, has developed the Licensed Compounds and Licensed Products (each, as defined below) and owns or Controls certain Know-How and Patents (each as defined below) related thereto; and

WHEREAS, Karuna desires to obtain, and GFB desires to grant to Karuna, an exclusive license under such Know-How and Patents to develop, manufacture, and commercialize the Licensed Compounds and Licensed Products (as defined below) in accordance with the terms and subject to conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, GFB and Karuna hereby agree as follows:

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" ACTIVEUS 197546146v.17" "" [***] = Certain Confidential Information Omitted

Article I

Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1
“ABC Proceeding” has the meaning set forth in the Recitals to this Agreement.
Section 1.2
“Accounting Standards” means (a) the United States Generally Accepted Accounting Principles or (b) International Financial Reporting Standards of the International Accounting Standards Boards, in each case ((a) and (b)) as generally and consistently applied throughout the applicable Person’s organization.
Section 1.3
“Acting Party” has the meaning set forth in Section 5.7(a).
Section 1.4
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, as the case may be, for so long as such control exists. As used in this Section 1.4, “control” means: (a) to possess, directly or indirectly, the power to direct the management and policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign Person in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such entity) of the voting share capital in a Person.
Section 1.5
“Agreement” has the meaning set forth in the Preamble to this Agreement.
Section 1.6
“Annual Net Sales” means, in relation to a Licensed Product, the total Net Sales of such Licensed Product by Karuna or its Affiliates or Sublicensees in a particular Calendar Year in all countries in the Territory in which the Royalty Term for such Licensed Product has not expired.
Section 1.7
“Assignment Estate” has the meaning set forth in the Recitals to this Agreement.
Section 1.8
“Assignments” have the meaning set forth in the Recitals to this Agreement.
Section 1.9
“Audit Team” has the meaning set forth in Section 5.6(a).
Section 1.10
“Bankruptcy Code” means the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.
Section 1.11
“beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement will, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (a) assuming the full conversion into, and exercise and exchange for, shares of common stock, other voting stock, or any securities exercisable for common stock or other voting stock beneficially owned by such

[***] = Certain Confidential Information Omitted

Person and (b) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership.
Section 1.12
“Business Day” means a day other than a Saturday or Sunday or any other day on which commercial banks in Boston, Massachusetts are authorized or required by applicable Law to close.
Section 1.13
“Calendar Quarter” means a calendar quarter ending on the last day of March, June, September, or December; except that (a) the first Calendar Quarter will begin on the Effective Date and end on March 31, 2023 and (b) the final Calendar Quarter will end on the last day of the Term.
Section 1.14
“Calendar Year” means a period of time commencing on January 1 and ending on the following December 31; except that (a) the first Calendar Year will begin on the Effective Date and end on December 31, 2023, and (b) the final Calendar Year will end on the last day of the Term.
Section 1.15
“Change of Control” of a Party means any of the following, in a single transaction or a series of related transactions: [***].
Section 1.16
“Claim” means any suit, claim, action, proceeding, or demand brought by any Third Party.
Section 1.17
“Clinical Trial” means any clinical study conducted on human subjects. Without limiting the foregoing, “Clinical Trial” includes any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or combination of any of the foregoing studies.
Section 1.18
“Combination Product” has the meaning set forth in Section 1.64.
Section 1.19
“Commercialization” or “Commercialize” means any activities directed to using, marketing, promoting, distributing, importing, offering to sell, or selling a product, after or in expectation of receipt of Regulatory Approval for such product (but excluding Development).
Section 1.20
“Commercialization Plan” has the meaning set forth in Section 4.3(b).
Section 1.21
“Commercially Reasonable Efforts” means, with respect to Karuna’s obligations to Develop, seek Regulatory Approval for, or Commercialize a Licensed Product, [***].
Section 1.22
“Confidential Information” means [***].
Section 1.23
“Confidentiality Agreement” means the Confidential Disclosure Agreement between Goldfinch and Karuna, dated as of [***].
Section 1.24
“Control” or “Controlled” means, with respect to any Know-How, Patent, or other intellectual property right, the possession (whether by license (other than a license granted under this Agreement) or ownership) by a Party of the ability to grant to the other Party access or

[***] = Certain Confidential Information Omitted

a license to such Know-How, Patent, or other intellectual property right (as applicable), as provided herein, without violating the terms of any agreement with any Third Party.
Section 1.25
“Cover,” “Covering,” or “Covered” means, with respect to a product or technology and a Patent, that, but for ownership of or a license under such Patent, the Development, Manufacture, Commercialization, or other exploitation of such product or practice of such technology by a Person would infringe a Valid Claim of such Patent or, with respect to a Valid Claim included in any patent application, would infringe such Valid Claim if such patent application were to issue as a patent.
Section 1.26
“Cure Period” has the meaning set forth in Section 10.2(b)(i).
Section 1.27
“Damages” means all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation, and attorney’s fees), and judgments, whether for money or equitable relief, of any kind.
Section 1.28
“Deductible Third Party Payments” means all royalties and milestones that Karuna or any of its Affiliates or Sublicensees pays to any Third Party for a license under any Patent or Know-How owned or controlled by such Third Party that is necessary or useful to Develop, Manufacture, or Commercialize any Licensed Product to the extent that such royalties and milestones arise out of the Development, Manufacture, or Commercialization of the Licensed Compounds or Licensed Products.
Section 1.29
“Develop” or “Development” means discovery, research, preclinical, non-clinical, and clinical development activities, including activities relating to screening, assays, test method development and stability testing, toxicology, pharmacology, formulation, quality assurance/quality control development, Clinical Trials, technology transfer, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, report writing, and other pre-Regulatory Approval activities.
Section 1.30
“Development Plan” means the non-binding plan for the Development of Licensed Compounds and Licensed Products by Karuna, its Affiliates, and Sublicensees, attached hereto as Exhibit A, as such plan may be amended by Karuna from time to time in Karuna’s sole discretion.
Section 1.31
“Disclosing Party” has the meaning set forth in Section 1.22.
Section 1.32
“Dispute” has the meaning set forth in Section 11.1.
Section 1.33
“Drug Approval Application” means any marketing authorization application (and any amendments thereto), in each case, filed with any applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to obtain a Regulatory Approval.
Section 1.34
“Effective Date” has the meaning set forth in the Preamble to this Agreement.
Section 1.35
“Electronic Delivery” has the meaning set forth in Section 11.13.

[***] = Certain Confidential Information Omitted

Section 1.36
“Executive Officer” means (a) with respect to Karuna, [***], and (b) with respect to GFB, [***].
Section 1.37
“FDA” means the United States Food and Drug Administration, or any successor agency thereof.
Section 1.38
“Field” means all fields of use.
Section 1.39
“First Commercial Sale” means the first commercial sale of a Licensed Product by Karuna or any of its Affiliates or Sublicensees in a country in an arm’s-length transaction to a Third Party following receipt of applicable Regulatory Approval for such Licensed Product in such country or on a named patient basis for value. Sales prior to receipt of Regulatory Approval for a Licensed Product, such as so-called “treatment IND sales” and “compassionate use sales,” shall not be construed as a First Commercial Sale. Sales or transfers of a Licensed Product that are not for value, and sales or transfers of reasonable quantities of a Licensed Product for Clinical Trial purposes or for compassionate or similar use, shall not be considered a First Commercial Sale.
Section 1.40
“Force Majeure Event” means [***].
Section 1.41
“General Assignment” has the meaning set forth in the Recitals to this Agreement.
Section 1.42
“Generic Competition” means, on a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, that (a) there are one (1) or more Generic Products being sold in such country with respect to such Licensed Product in such Calendar Quarter and (b) [***].
Section 1.43
“Generic Product” means, with respect to a given Licensed Product in a given country, any drug product that: (a) contains the same active ingredient(s) as such Licensed Product; (b) has received all necessary approvals by the applicable Regulatory Authorities authorizing the marketing and sale of such product as a drug product; (c) [***]; and (d) is approved for use in such country pursuant to an abbreviated regulatory approval process governing approval of follow-on drug products based on the then-current standards for regulatory approval in such country (e.g., an abbreviated new drug application submitted pursuant to Section 505(j) of the FD&C Act (21 U.S.C. 355(j)), a new drug application submitted pursuant to Section 505(b)(2) of the FD&C Act (21 U.S.C. 355(b)(2)), or a relevant equivalent under foreign Law) and [***].
Section 1.44
“GFB” has the meaning set forth in the Preamble to this Agreement.
Section 1.45
“GFB-887” means the compound identified on Schedule 1.45.
Section 1.46
“Goldfinch” has the meaning set forth in the Recitals to this Agreement.
Section 1.47
“GFB Indemnified Parties” has the meaning set forth in Section 9.1.
Section 1.48
“GFB Intellectual Property” means, collectively:

[***] = Certain Confidential Information Omitted

(a)
“GFB Know-How,” which means Know-How that is (i) Controlled by GFB or, subject to Section 11.4(c), any of its Affiliates as of the Effective Date or during the Term and (ii) necessary or useful for the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product; and
(b)
“GFB Patents,” which means Patents that (i) are Controlled by GFB or, subject to Section 11.4(c), any of its Affiliates as of the Effective Date or during the Term and (ii) Covers any GFB Know-How or the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product.

For clarity, GFB is not granting any license to Karuna with respect to any compound included in a Licensed Product that is not a Licensed Compound.

Section 1.49
“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity, and any court or other tribunal); (d) supranational or multinational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.
Section 1.50
“Indemnitee” has the meaning set forth in Section 9.3(a).
Section 1.51
“Indemnitor” has the meaning set forth in Section 9.3(a).
Section 1.52
“Indication” means a separate and distinct disease or condition that a Licensed Product can be used to diagnose, treat, or prevent, which use is the subject of a separate Regulatory Approval for a distinct labeling supported by data from at least one (1) Clinical Trial submitted to the applicable regulatory authority in a country for approval to use the Licensed Product to diagnose, treat, or prevent the disease or pathological condition. For clarity, [***].
Section 1.53
“Initiation” means, with respect to a given Clinical Trial, [***].
Section 1.54
“Invalidity Claim” has the meaning set forth in Section 6.3.
Section 1.55
“Joint Press Release” has the meaning set forth in Section 7.3(a).
Section 1.56
“Karuna” has the meaning set forth in the Preamble to this Agreement.
Section 1.57
“Karuna Indemnified Parties” has the meaning set forth in Section 9.2.
Section 1.58
“Karuna Reversion Intellectual Property” means, collectively:
(a)
“Karuna Reversion Know-How,” which means Know-How that is (i) Controlled by Karuna or, subject to Section 11.4(c), any of its Affiliates as of the effective date of termination of this Agreement and (ii) [***]; and

[***] = Certain Confidential Information Omitted

(b)
“Karuna Reversion Patents,” which means Patents that (i) are Controlled by Karuna or, subject to Section 11.4(c), any of its Affiliates as of the effective date of termination of this Agreement and (ii) [***].
Section 1.59
“Know-How” means any tangible or intangible trade secrets, know-how, expertise, discoveries, inventions, information, data, or materials, including ideas, concepts, formulae, methods, procedures, designs, technologies, compositions, plans, applications, technical data, assays, manufacturing information or data, samples, and chemical and biological materials, and all derivatives, modifications, and improvements of any of the foregoing.
Section 1.60
“Law” means any law, statute, rule, regulation, ordinance, common law, or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city, or other political subdivision, as from time to time enacted, repealed, or amended, including adverse event reporting requirements, guidance from the International Conference on Harmonization or other generally accepted conventions, the U.S. Federal Food, Drug, and Cosmetic Act and similar laws and regulations in countries outside the United States, and all other rules, regulations, and requirements of the FDA or any other applicable Regulatory Authority.
Section 1.61
“Licensed Compound” means each compound identified on Schedule 12.2(k) and any [***] form of any such compound.
Section 1.62
“Licensed Product” means any product that contains or comprises a Licensed Compound, whether or not as the sole ingredient, in any dosage form, formulation, presentation, or packaging configuration; except that, for purposes of Article V, regardless of dosage form, formulation, presentation, or packaging configuration, (a) every Licensed Product that contains the same Licensed Compound without any other active ingredients will be deemed to be the same Licensed Product and (b) every Licensed Product that contains both the same Licensed Compound and the same other active ingredient(s) will be deemed to be the same Licensed Product.
Section 1.63
“Manufacture” or “Manufacturing” means all activities associated with the production, manufacture, processing, filling, packaging, labeling, shipping, or storage of a drug substance or drug product, or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, preclinical, clinical, and commercial manufacture, analytical methods development and validation, product characterization, quality assurance and quality control development, testing, and release.
Section 1.64
“Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced by Karuna or any of its Affiliates or Sublicensees (each, a “Selling Party”) to Third Parties that are not Selling Parties for sales or other commercial dispositions of such Licensed Product, less the following deductions actually incurred, allowed, paid, accrued, or specifically allocated in the applicable Selling Party’s financial statements and calculated in accordance with Accounting Standards: [***].

There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate “Net Sales” hereunder. The calculations set forth in this definition shall be determined in accordance with Accounting Standards.

[***] = Certain Confidential Information Omitted

If non-monetary consideration is received by a Selling Party for any Licensed Product in a relevant country, Net Sales will be [***].

Notwithstanding anything to the contrary in this definition, Net Sales will not include [***].

Net Sales shall be determined on, and only on, the first sale by a Selling Party to a non-Selling Party Third Party.

If a Licensed Product is sold as part of a Combination Product (as defined below), Net Sales will be [***].

As used in this definition of “Net Sales,” “Combination Product” means a Licensed Product that is sold for a single price with one or more additional active ingredients (whether co-formulated or co-packaged) that are not Licensed Products.

Section 1.65
“Non-Acting Party” has the meaning set forth in Section 5.7(a).
Section 1.66
“Non-Royalty Sublicense Consideration” means all consideration received by Karuna from a Sublicensee to the extent in consideration of a sublicense of the rights granted by GFB to Karuna under this Agreement; but excluding (a) any consideration received by Karuna as royalties on Net Sales (or the equivalent) of Licensed Products, (b) [***]. Where multiple technologies or licenses are (sub)licensed to the applicable Sublicensee, the amounts paid to Karuna by such Sublicensee will be reasonably allocated by Karuna between, as applicable, the sublicensed GFB Intellectual Property and such other technologies and licenses, and the portion allocated to the GFB Intellectual Property would be the Non-Royalty Sublicense Consideration for such sublicense.
Section 1.67
“Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or any of its Affiliates to any Third Party (other than employees of such Party or any of its Affiliates) that are specifically identifiable and incurred to conduct such activities hereunder and have been recorded in accordance with Accounting Standards.
Section 1.68
“Parent Entity” has the meaning set forth in Section 1.15.
Section 1.69
“Party” and “Parties” each has the meaning set forth in the Preamble to this Agreement.
Section 1.70
“Patent Assignment” has the meaning set forth in the Recitals to this Agreement.
Section 1.71
“Patent” means any (a) patent or patent application anywhere in the world, (b) divisional, continuation, or continuation in-part of any such patent or patent application, or any other patent or patent application claiming priority, or entitled to claim priority, directly or indirectly to (i) any such patent or patent application or (ii) any patent or patent application from which such patent or patent application claims, or is entitled to claim, direct or indirect priority, or (c) patent issuing on any of the foregoing anywhere in the world, together with any registration,

[***] = Certain Confidential Information Omitted

reissue, re-examination, patent of addition, renewal, patent term extension, supplemental protection certificate, or extension of any of the foregoing anywhere in the world.
Section 1.72
“Person” means any individual or any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, or other entity.
Section 1.73
“Phase I Clinical Trial” means a Clinical Trial of a product, the principal purpose of which is a preliminary determination of safety, tolerability, and pharmacokinetics in study subjects where potential pharmacological activity may be determined, or a similar Clinical Trial prescribed by any applicable Regulatory Authority from time to time pursuant to applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(a), as amended (or any non-United States equivalent thereof).
Section 1.74
“Phase II Clinical Trial” means a Clinical Trial intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population, or a similar Clinical Trial prescribed by any applicable Regulatory Authority from time to time pursuant to applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(b), as amended (or any non-United States equivalent thereof).
Section 1.75
“Phase III Clinical Trial” means a Clinical Trial of a product in any country that would satisfy the requirements of 21 C.F.R. § 312.21(c), as amended (or any non-United States equivalent thereof) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions, and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.
Section 1.76
“Prosecution” or “Prosecute” means the filing, preparation, prosecution, and maintenance of any Patent, including any pre-grant proceeding before any patent authority, such as any interference.
Section 1.77
“Receiving Party” has the meaning set forth in Section 1.22.
Section 1.78
“Regulatory Approval” means all approvals of each applicable Regulatory Authority necessary for the commercial marketing and sale of a product for a particular Indication in a country (including any required pricing or reimbursement approvals).
Section 1.79
“Regulatory Authority” means any federal, national, multinational, state, provincial, or local regulatory agency, department, bureau, or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing, or sale (including pricing and reimbursement approval) of any pharmaceutical or biologic product in any country or territory.
Section 1.80
“Regulatory Documentation” means all INDs, Drug Approval Applications, and other regulatory applications or submissions submitted to any Regulatory Authority, Regulatory Approvals, pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. § 314.420 and any

[***] = Certain Confidential Information Omitted

non-United States equivalents), and any other data, reports, records, regulatory correspondence, and other materials relating to Development or Regulatory Approval of any Licensed Product, or required to Manufacture, distribute, or sell any Licensed Product, including any information that relates to pharmacology, toxicology, chemistry, manufacturing, and controls data, batch records, safety, or efficacy, and any safety database.
Section 1.81
“Regulatory Exclusivity” means, with respect to a given Licensed Product in a given country, any exclusive marketing right, data protection, or other exclusive right, other than a Patent, conferred by any Regulatory Authority with respect to such Licensed Product in such country, including any new chemical entity exclusivity, pediatric exclusivity, or orphan drug exclusivity.
Section 1.82
“Regulatory Interactions” means, with respect to any given Licensed Product, (a) monitoring and coordinating all regulatory actions, and preparing, submitting, and coordinating all communications and filings with, and submissions to, all Regulatory Authorities, with respect to the Development, Manufacture, or Commercialization of such Licensed Product and (b) interfacing, corresponding, and meeting with Regulatory Authorities with respect to such Licensed Product.
Section 1.83
“Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.
Section 1.84
“Royalty Term” has the meaning set forth in Section 5.3(b).
Section 1.85
“SEC” means the U.S. Securities and Exchange Commission.
Section 1.86
“Selling Party” has the meaning set forth in Section 1.64.
Section 1.87
“Sublicensee” means any Third Party to whom Karuna or any of its Affiliates or any other Sublicensee grants a sublicense or an option to obtain a sublicense under the rights to GFB Intellectual Property granted to Karuna hereunder with respect to the Development, Manufacture, or Commercialization of Licensed Products in the Field; but excluding wholesale distributors or any other Third Party that purchases any Licensed Product in an arm’s-length transaction, where such Third Party does not have a sublicense to Develop, Manufacture, or Commercialize any Licensed Product except for a limited sublicense to the extent required to enable such Third Party to perform final packaging for such Licensed Product for local distribution.
Section 1.88
“Tax Action” has the meaning set forth in Section 5.7(a).
Section 1.89
“Term” has the meaning set forth in Section 10.1.
Section 1.90
“Territory” means worldwide.
Section 1.91
“Third Party” means any Person other than GFB and its Affiliates and Karuna and its Affiliates.
Section 1.92
“Third Party Infringement” has the meaning set forth in Section 6.2(a).

[***] = Certain Confidential Information Omitted

Section 1.93
“Trademark Assignment” has the meaning set forth in the Recitals to this Agreement.
Section 1.94
“United States” or “U.S.” means the United States of America and all of its territories and possessions, including Puerto Rico.
Section 1.95
“Valid Claim” means (a) a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) a claim of any patent application filed by a Person in good faith that has not been cancelled, withdrawn, or abandoned, nor been pending for more than [***] from the earliest filing date to which such patent application or claim is entitled.
Article II

Grant of Rights; Exclusivity
Section 2.1
License Grant. Subject to the terms and conditions of this Agreement, GFB hereby grants to Karuna an exclusive (even as to GFB and its Affiliates) right and license (with the right to grant sublicenses as set forth in Section 2.2), under the GFB Intellectual Property, to Develop, Manufacture, and Commercialize the Licensed Compounds and Licensed Products in the Field in the Territory.
Section 2.2
Sublicense Rights. Karuna shall have the right to grant sublicenses within the scope of the license granted to Karuna under Section 2.1 to any of its Affiliates or any Third Party. Any such sublicense granted by Karuna shall be subject to the following:
(a)
each sublicense granted hereunder shall be consistent with the requirements of this Agreement;
(b)
each sublicense to any Third Party must be granted pursuant to a written sublicense agreement, and Karuna shall provide GFB with a copy of any such sublicense agreement entered into under this Section 2.2 (which shall be Karuna’s Confidential Information); except that any such copy may be reasonably redacted to remove any confidential, proprietary, or competitively sensitive information, but such copy shall not be redacted to the extent that it impairs GFB’s ability to ensure compliance with this Agreement; and
(c)
Karuna shall require each Sublicensee or Affiliate to whom Karuna discloses any of GFB’s Confidential Information to enter into a written agreement obligating such Sublicensee or Affiliate to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than are the obligations set forth in Article VII.
Section 2.3
Affiliates and Sublicensees. Karuna may exercise its rights and perform its obligations hereunder itself or through any of its Affiliates or Sublicensees. Karuna shall be primarily liable for any failure by any of its Affiliates or Sublicensees to comply with all relevant restrictions, limitations, and obligations in this Agreement.

[***] = Certain Confidential Information Omitted

Section 2.4
No Implied Licenses or Rights. Each Party acknowledges that the licenses granted under this Agreement are limited to the scope expressly granted, and all other rights to Patents and Know-How licensed hereunder are expressly reserved to the Party granting the license to such Patents or Know-How. Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party that are not expressly granted herein, whether by implication, estoppel, or otherwise. Without limiting the foregoing, notwithstanding anything to the contrary in this Agreement (including the definitions of “Combination Product” and “Licensed Product”), each Party hereby acknowledges and agrees that neither Party grants to the other Party any rights under any Patents or Know-How to Develop, Manufacture, or Commercialize any active ingredient that is not a Licensed Compound.
Section 2.5
Section 365(n) of the Bankruptcy Code. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of such Code. Each Party, as licensee, may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, if a Party elects to retain its rights as a licensee under any Bankruptcy Code, such Party shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the licensee Party not later than: (a) the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or (b) if not delivered under clause (a), upon the rejection of this Agreement by or on behalf of the licensor, upon written request. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.
Article III

Technology Transfer
Section 3.1
Tech Transfer. As soon as reasonably practicable, and in any event within [***] following the Effective Date, GFB will transfer to Karuna (a) copies of all GFB Know-How and (b) all biological or chemical materials, in each case ((a) and (b)) that are in GFB’s possession and Control and are related to the Licensed Compounds.
Section 3.2
Support. At Karuna’s reasonable request, GFB shall use reasonable efforts to provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to Karuna, with respect to the Know-How and materials transferred pursuant to Section 3.1 for a period of [***] following the Effective Date.
Section 3.3
Costs. Karuna will reimburse GFB for (a) each hour that any GFB employee spends in performing any technology transfer or support activities pursuant to Section 3.1 or Section 3.2, at a rate of [***] and (b) all reasonable Out-of-Pocket Costs incurred by GFB, including amounts paid to consultants, in performing any technology transfer or support activities pursuant to Section 3.1 or Section 3.2, in each case ((a) and (b)) within [***] after receipt of any undisputed invoice therefor.

[***] = Certain Confidential Information Omitted

Article IV

Development, Manufacturing, Commercialization, and Regulatory Affairs
Section 4.1
General. As between the Parties and subject to Section 4.2, Karuna shall have the sole right and responsibility, in its sole discretion and at its sole expense, for all aspects of the Development, Manufacture, and Commercialization of Licensed Compounds and Licensed Products.
Section 4.2
Diligence. Karuna shall, itself or with or through any of its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Develop, obtain Regulatory Approval for, and, after receipt of Regulatory Approval, Commercialize, at least one (1) Licensed Product in at least two (2) Indications in the Field in the United States.
Section 4.3
Development and Commercialization Plans.
(a)
Development Plan. Karuna anticipates that it will (but, except as set forth in Section 4.2, is under no obligation to) Develop Licensed Compounds and Licensed Products in accordance with the Development Plan. Each time that Karuna materially amends the Development Plan, Karuna shall provide such updated Development Plan to GFB. Without limiting the foregoing, Karuna shall provide GFB with an updated Development Plan at least [***] until the First Commercial Sale of a Licensed Product.
(b)
Commercialization Plans. Within a reasonable period of time, but no later than [***] Karuna shall provide to GFB a non-binding plan for the Commercialization of such Licensed Product (each such plan, as it may be amended by Karuna from time to time in Karuna’s sole discretion, a “Commercialization Plan”). Each time that Karuna materially amends a Commercialization Plan, Karuna shall provide such updated Commercialization Plan to GFB. Without limiting the foregoing, during the period beginning on the date Karuna provides GFB with an initial Commercialization Plan for a given Licensed Product and ending on the date on which Karuna provides GFB with the first royalty report for such Licensed Product pursuant to Section 5.3(e), Karuna shall provide GFB with an updated Commercialization Plan for such Licensed Product at least [***].
Section 4.4
Progress Reports.
(a)
Development Progress Reports. During the period beginning on the Effective Date and ending on the date of the First Commercial Sale of a Licensed Product in a second Indication, Karuna shall provide GFB with a written report every [***] that provides a summary of Karuna’s and its Affiliates’ and Sublicensees’ significant activities related to Development of the Licensed Compounds and Licensed Products during the previous [***] period. If, at any time prior to the First Commercial Sale of a Licensed Product in a second Indication, Karuna determines that, consistent with its obligations under Section 4.2, it is ceasing further Development of Licensed Products, (i) Karuna shall notify GFB of such determination, which notice shall not limit any rights or remedies of GFB under this Agreement, and (ii) Karuna shall thereafter have no obligation to provide GFB with any reports under this Section 4.4(a).
(b)
Commercialization Progress Reports. During the period beginning on the date Karuna provides GFB with an initial Commercialization Plan for a given Licensed Product

[***] = Certain Confidential Information Omitted

and ending on the date on which Karuna provides GFB with the first royalty report for such Licensed Product pursuant to Section 5.3(e), Karuna shall provide GFB with a written report every [***] that provides a summary of Karuna’s and its Affiliates’ and Sublicensees’ significant activities related to Commercialization of such Licensed Product during the previous [***] period.
Section 4.5
Regulatory Documentation and Regulatory Interactions. Karuna or its applicable Affiliate(s) or Sublicensee(s) (or their designee(s)) shall, at their cost and expense, (a) file and hold title to all Regulatory Documentation, including Regulatory Approvals and supplements thereto, relating to each Licensed Product in the Territory and (b) have sole responsibility for all Regulatory Interactions with respect to each Licensed Product.
Article V

Financial Provisions
Section 5.1
Upfront Fee. In partial consideration of the rights and licenses granted by GFB to Karuna under this Agreement, within [***] after the Effective Date, Karuna shall pay to GFB a one-time, non-refundable, non-creditable upfront amount equal to Fifteen Million U.S. Dollars ($15,000,000).
Section 5.2
Milestone Payments.
(a)
Development and Regulatory Milestones. Subject to Section 5.2(c), on a Licensed Product-by-Licensed Product basis, Karuna shall pay GFB the following one-time, non-refundable, non-creditable amounts after the first achievement by or on behalf of Karuna or its Affiliates or Sublicensees of the corresponding development and regulatory milestone events set forth below with respect to such Licensed Product.

Milestones	Payment (in US Dollars)
	First Indication	Second Indication
(i) [***]	[***]	[***]
(ii) [***]	[***]	[***]
(iii) [***]	[***]	[***]
(iv) [***]	[***]	[***]

(i)
Each milestone payment under this Section 5.2(a) shall be made to GFB within [***] after the achievement of the applicable milestone by Karuna or any of its Affiliates or Sublicensees.
(ii)
For clarity, the milestone payments set forth in the table above in this Section 5.2(a) (to the extent payable) shall be paid only once for each Licensed Product for each listed Indication. In no event would Karuna owe GFB more than Two Hundred Sixty Million U.S.

[***] = Certain Confidential Information Omitted

Dollars ($260,000,000) in milestone payments under this Section 5.2(a) with respect to any given Licensed Product.
(iii)
The following provisions shall apply to milestone events that are not achieved before the achievement of subsequent milestone events: [***].
(b)
Commercial Milestones. Subject to Section 5.2(c), on a Licensed Product-by-Licensed Product basis, Karuna shall pay GFB each of the following one-time, non-refundable, non-creditable amounts within [***] following the end of the Calendar Quarter in which the corresponding sales milestone event set forth below is achieved with respect to such Licensed Product. In no event would Karuna owe GFB more than Two Hundred Sixty Million U.S. Dollars ($260,000,000) in milestone payments under this Section 5.2(b) with respect to any given Licensed Product.

Milestones	Payment (in US Dollars)
First time worldwide Annual Net Sales of such Licensed Product meet or exceed [***]	[***]
First time worldwide Annual Net Sales of such Licensed Product meet or exceed [***]	[***]
First time worldwide Annual Net Sales of such Licensed Product meet or exceed [***]	[***]
First time worldwide Annual Net Sales of such Licensed Product meet or exceed [***]	[***]
First time worldwide Annual Net Sales of such Licensed Product meet or exceed [***]	[***]

If more than one of the milestone events under this Section 5.2(b) is first achieved in the same Calendar Quarter, then (i) only the largest of the corresponding milestone payments under this Section 5.2(b) shall be paid for such Calendar Quarter, but (ii) if any of the other (i.e., any of the lesser) milestone events that were first achieved in such Calendar Quarter is again achieved in a subsequent Calendar Quarter, then the milestone payment corresponding to such lesser milestone event shall be paid for such subsequent Calendar Quarter.

(c)
Milestone Reduction. If Karuna discontinues Development of Licensed Products containing GFB-887 due to lack of efficacy or safety, then:
(i)
Karuna will use Commercially Reasonable Efforts to Develop a Licensed Product containing a Licensed Compound other than GFB-887 and, if, within [***] following such discontinuation of the Development of Licensed Products containing GFB-887 due to lack of efficacy or safety, Karuna or any of its Affiliates or Sublicensees Initiates a Clinical Trial for a Licensed Product containing a Licensed Compound other than GFB-887, then the milestone payment obligations set forth in Section 5.2(a) and Section 5.2(b) above will be applicable to such second Licensed Product if and when the applicable milestone events are achieved with respect to such second Licensed Product; but

[***] = Certain Confidential Information Omitted

(ii)
if, despite Karuna’s (or its applicable Affiliates’ or Sublicensees’) exercise of Commercially Reasonable Efforts to Develop a Licensed Product containing a Licensed Compound other than GFB-887, neither Karuna nor any of its Affiliates or Sublicensees Initiates a Clinical Trial for such a Licensed Product within [***] following such discontinuation, then the milestone payment obligations set forth in Section 5.2(a) and Section 5.2(b) above will be applicable to each Licensed Product containing a Licensed Compound other than GFB-887 if and when the applicable milestone events are achieved with respect to such Licensed Product, but all of the payment amounts set forth in Section 5.2(a) and Section 5.2(b) above will be reduced by [***].
Section 5.3
Royalty Payments.
(a)
Royalty Rate. Subject to the remainder of this Section 5.3, Karuna shall pay to GFB royalties of [***] percent ([***]%) of worldwide Net Sales of each Licensed Product.
(b)
Royalty Term. Royalties payable under this Section 5.3 shall be paid by Karuna on a Licensed Product-by-Licensed Product and country-by-country basis from the date of First Commercial Sale of such Licensed Product in such country until the latest of (i) expiration of the last to expire of any Valid Claim of any GFB Patent Covering such Licensed Product in such country, (ii) expiration of the last to expire Regulatory Exclusivity with respect to such Licensed Product in such country, and (iii) [***] following the date of First Commercial Sale of such Licensed Product in such country (each such term with respect to a Licensed Product and a country, a “Royalty Term”).
(c)
Royalty Reduction.
(i)
On a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, subject to Section 5.3(c)(iv), during any Calendar Quarter in which (A) such Licensed Product in such country is not Covered by a Valid Claim of a GFB Patent in such country and (B) there is no Regulatory Exclusivity with respect to such Licensed Product in such country, the royalty rate with respect to such Licensed Product in such country for such Calendar Quarter will be reduced to [***] of the applicable rate set forth in Section 5.3(a).
(ii)
On a Licensed Product-by-Licensed Product basis, subject to Section 5.3(c)(iv), Karuna may deduct [***] of any Deductible Third Party Payments paid by Karuna with respect to such Licensed Product from the royalties otherwise owed to GFB pursuant to Section 5.3(a).
(iii)
If, on a Licensed Product-by-Licensed Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, there is Generic Competition with respect to such Licensed Product in such country during such Calendar Quarter, then, subject to Section 5.3(c)(iv), the royalty rate with respect to such Licensed Product in such country for such Calendar Quarter will be reduced to [***] of the applicable rate set forth in Section 5.3(a).
(iv)
In no event shall the royalty reductions described in this Section 5.3(c), alone or together, reduce the royalties payable by Karuna for a given Licensed Product in a given Calendar Quarter to less than [***] of the amounts otherwise payable by Karuna for such Licensed

[***] = Certain Confidential Information Omitted

Product in such Calendar Quarter pursuant to Section 5.3(a). Karuna may carry over and apply any such royalty reductions that are accrued in a Calendar Quarter and are not deducted in such Calendar Quarter due to the limitation set forth in the first sentence of this Section 5.3(c)(iv) to any subsequent Calendar Quarter(s) and shall begin applying such reductions to such royalties as soon as practicable and continue applying such reductions on a Calendar Quarter basis thereafter until fully deducted, in all cases subject to the limitation set forth in the first sentence of this Section 5.3(c)(iv).
(d)
Expiration of Royalty Term. Upon the expiration of the Royalty Term with respect to a Licensed Product in a country, the license granted by GFB to Karuna pursuant to Section 2.1 shall be deemed to be fully paid-up, irrevocable, and perpetual with respect to such Licensed Product in such country.
(e)
Royalty Reports; Payments. Within [***] following the end of each Calendar Quarter in which a royalty payment accrues, Karuna shall (i) provide to GFB a report for each country in the Territory in which sales of any Licensed Product occurred in the Calendar Quarter covered by such statement, specifying for such Calendar Quarter: (i) [***] and (ii) make the royalty payments owed to GFB hereunder in accordance with such royalty report in arrears.
Section 5.4
Non-Royalty Sublicense Consideration Payments. Within [***] following the end of each Calendar Quarter in which Karuna receives any Non-Royalty Sublicense Consideration, Karuna shall (a) provide to GFB a report [***] and (b) pay to GFB an amount equal to [***] of such Non-Royalty Sublicense Consideration.
Section 5.5
Financial Records. Karuna shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate books and records in accordance with Accounting Standards concerning payments owed under this Agreement. Karuna shall keep, and shall require its Affiliates and Sublicensees to keep, such books and records for at least [***] following the end of the Calendar Year to which they pertain. Such books of accounts shall be kept at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records. Such records shall be in sufficient detail to support calculations of royalties due to GFB under this Agreement.
Section 5.6
Audits.
(a)
Audit Team. GFB may, upon request and at its expense (except as provided for herein), cause an internationally recognized independent accounting firm selected by GFB (except one to whom Karuna has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of Karuna and its applicable Affiliates and Sublicensees, and the correctness of any payment made or required to be made, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into a confidentiality agreement with Karuna obligating the Audit Team to be bound by obligations of confidentiality and restrictions on use of Karuna’s confidential information that are no less restrictive than are the obligations set forth in Article VII.

[***] = Certain Confidential Information Omitted

(b)
Limitations. In respect of each audit of Karuna’s and its applicable Affiliates’ and Sublicensees’ books and records: (i) Karuna and its applicable Affiliates and Sublicensees may be audited only [***], (ii) no records for any given [***] may be audited [***] (but Karuna’s and its applicable Affiliates’ and Sublicensees’ records shall still be made available if such records impact another financial year which is being audited), and (iii) GFB shall only be entitled to audit books and records of Karuna and its applicable Affiliates and Sublicensees from [***] prior to the Calendar Year in which the audit request is made.
(c)
Audit Notice. In order to initiate an audit for a particular Calendar Year, GFB must provide written notice to Karuna. GFB shall provide Karuna with notice of one or more proposed dates of the audit not less than [***] prior to the first proposed date. Karuna will reasonably accommodate the scheduling of such audit. Karuna shall provide such Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.
(d)
Payments. If an audit shows any underpayment or overpayment by Karuna, that underpayment or overpayment shall be reported to GFB and (i) Karuna shall remit such underpayment (together with interest at the rate set forth in Section 5.10) to GFB and (ii) GFB shall reimburse such overpayment to Karuna, each within [***] after receiving the audit report. Further, if an audit for an annual period shows an underpayment by Karuna for that period in excess of [***] of the amounts properly determined, Karuna shall reimburse GFB for its reasonable Out-of-Pocket Costs in connection with such audit, which reimbursement shall be made within [***] after receiving appropriate invoices and other support for such audit-related costs.
Section 5.7
Tax Matters.
(a)
Withholding Taxes. Except as expressly set forth in this Section 5.7, each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. Each Party shall provide such information and documentation to the other Party as are reasonably requested by such other Party to determine if any withholding taxes apply to any payments to be made by such other Party under this Agreement and to establish qualification for a reduced withholding rate or an exemption from such withholding tax under an applicable bilateral income tax treaty or relevant statutory provision. If a Party believes that it is required to withhold taxes on a payment to the other Party, the paying Party shall notify the other Party of such determination no less than [***] prior to making such payment. To the extent that applicable Laws require that taxes be withheld with respect to any payments to be made by a Party to the other Party under this Agreement, the paying Party shall: (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) promptly send evidence of the obligation together with proof of tax payment to the other Party on a reasonable and timely basis following such tax payment. Each Party agrees to cooperate with the other Party in claiming refunds, reductions, or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect. Notwithstanding anything to the contrary in this Agreement, in the event a Party redomiciles or assigns its rights or obligations under this Agreement in accordance with Section 11.4 (each, a “Tax Action,” and such Party, the “Acting Party”), and, as a result of such Tax Action, the amount of tax required to be withheld under this Section 5.7(a) in respect of a payment to the other Party (the “Non-Acting Party”) is greater than the amount of such tax that would have been required to have been withheld absent such Tax Action, then any such

[***] = Certain Confidential Information Omitted

amount payable to the Non-Acting Party shall be adjusted to take into account such withholding taxes as may be necessary so that, after making all required withholdings or credits, the Non-Acting Party receives an amount equal to the sum it would have received, taking into account applicable tax rates imposed on such income and any tax credits available as a result of the withholding or credits, had no such Tax Action occurred (but in no case shall any payment under this Agreement be an amount less than the remittable payment due without regard to this Section 5.7). The obligation to adjust payments pursuant to the preceding sentence shall not apply, however, to the extent such increased withholding tax (A) would not have been imposed but for a Tax Action taken by the Party receiving the payment subject to withholding under this Section 5.7(a) or (B) is attributable to the failure by the Non-Acting Party to comply with the requirements of this Section 5.7(a). For purposes of this Section 5.7(a), a “redomiciliation” shall include a reincorporation or other action resulting in a change in tax residence of the applicable Party or its assignee.
(b)
Tax Documentation. Each Party has provided a properly completed and duly executed IRS Form W-9 or applicable Form W-8 to the other Party. Each Party shall provide to the other Party, at the time or times reasonably requested by such other Party or as required by applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes, and the applicable payment shall be made without (or at a reduced rate of) withholding to the extent permitted by such documentation, as reasonably determined by the paying Party.
Section 5.8
Foreign Derived Intangible Income Deduction. Each Party shall use commercially reasonable efforts to provide, and to cause its Affiliates, subcontractors, (sub)licensees, customers, and applicable Third Parties to provide, any information and documentation reasonably requested by the other Party to obtain the benefits of Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations, including information required to demonstrate the extent to which the Licensed Products will be sold, consumed, used, or manufactured outside the United States.
Section 5.9
Currency Exchange. Unless otherwise expressly stated in this Agreement, all amounts specified in, and all payments made under, this Agreement shall be in United States Dollars. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be performed in a manner consistent with the paying Party’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.
Section 5.10
Late Payments. Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of (a) [***], or (b) the highest rate permitted by applicable Law; in each case calculated on the number of days such payment is delinquent, compounded [***]; except that, with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

[***] = Certain Confidential Information Omitted

Section 5.11
Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for a Party (or any of its Affiliates or (sub)licensees) to transfer, or have transferred on its behalf, payments owed to the other Party hereunder, such paying Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of such other Party in a recognized banking institution designated by such other Party or, if none is designated by such other Party within a period of [***], in a recognized banking institution selected by the paying Party or its Affiliate or its (sub)licensee, as the case may be, and identified in a written notice given to such other Party.
Section 5.12
Prohibitions on Payments. When, in any country in the Territory, applicable Law prohibits both the transmittal and the deposit of royalties on sales in such country, royalty payments due on Net Sales shall be suspended for as long as such prohibition is in effect and, as soon as such prohibition ceases to be in effect, all royalties that the paying Party would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable. The Parties shall cooperate in good faith to overcome, to the extent reasonably possible, any prohibition described in this Section 5.12 within a reasonable period of time.
Article VI

Intellectual Property
Section 6.1
Prosecution of Patents.
(a)
Sole and First Prosecution Rights. As between the Parties, Karuna will have the first right (but not the obligation) to Prosecute each GFB Patent at Karuna’s sole expense. GFB shall provide reasonable assistance to Karuna, and shall cooperate with Karuna, in connection with the transition of Prosecution responsibilities to Karuna with respect to each GFB Patent, including execution of such documents as may be necessary to effect such transition.
(b)
Step-In Right. If Karuna decides not to Prosecute any GFB Patent in any country in the Territory, or if Karuna intends to allow any such Patent to lapse or become abandoned without having first filed a substitute, it shall notify GFB of, and consult with GFB regarding, such decision or intention at least [***] prior to the date upon which the subject matter of such Patent shall become unpatentable or shall lapse or become abandoned, and GFB shall thereupon have the right (but not the obligation) to assume the Prosecution thereof at GFB’s own expense with counsel of its choice. Karuna shall provide reasonable assistance to GFB, and shall cooperate with GFB, in connection with the transition of Prosecution responsibilities under this Section 6.1(b), including execution of such documents as may be necessary to effect such transition. Following such transition for a given Patent, GFB shall (i) keep Karuna informed as to material developments with respect to the Prosecution of such Patent, including by providing copies of all substantive office actions or any other substantive documents in connection with such Patent that GFB receives from any patent office, and (ii) provide Karuna with a reasonable opportunity to comment substantively on the Prosecution of such Patent prior to taking material actions (including the filing of initial applications) with respect to such Patent, and will consider in good faith any comments made, and actions recommended, by Karuna with respect thereto, as long as Karuna does so promptly and consistently with any applicable filing deadlines.

[***] = Certain Confidential Information Omitted

Section 6.2
Third Party Infringement.
(a)
Notice. Each Party shall immediately provide the other Party with written notice reasonably detailing any (i) known or alleged infringement of any GFB Patent, or known or alleged misappropriation of any GFB Know-How, by any Third Party in a manner that is, or could reasonably be expected to be, competitive with any Licensed Product, (ii) “patent certification” filed in the U.S. Territory under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2), or any similar provision in any other jurisdiction, with respect to any GFB Patent with respect to any product that is, or could reasonably be expected to be, competitive with any Licensed Product, or (iii) declaratory judgment, opposition, or similar action alleging invalidity, unenforceability, or non-infringement of any GFB Patent that could reasonably be expected to have a material effect on the Patent protection of any Licensed Product (collectively “Third Party Infringement”).
(b)
First Right to Initiate Actions. Karuna shall have the initial right, but not the obligation, to initiate a suit or take other appropriate action that Karuna believes is reasonably required to enforce or protect any GFB Patent against any Third Party Infringement. Karuna shall give GFB advance notice of Karuna’s intent to file any such suit or take any such action and the reasons therefor, and shall provide GFB with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, Karuna shall keep GFB reasonably informed regarding the status of any such suit or action.
(c)
Step-in Right. If Karuna fails to initiate a suit or take such other appropriate action under Section 6.2(b) above with respect to any Third Party Infringement a reasonable period of time prior to any deadline on which initiation of a suit or other appropriate action is required to avoid limiting or compromising any remedies (including monetary relief and stay of regulatory approval) that may be available against the applicable alleged Third Party infringer, then GFB may, in its discretion, provide Karuna with written notice of its intent to initiate a suit or take other appropriate action to combat such Third Party Infringement. If GFB provides such notice, then GFB shall have the right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect the applicable GFB Patent from such Third Party Infringement. GFB shall give Karuna advance notice of its intent to file any such suit or take any such action and the reasons therefor and shall provide Karuna with an opportunity to make suggestions and comments regarding such suit or action, which GFB shall consider in good faith. Thereafter, GFB shall keep Karuna reasonably informed regarding the status of such suit or action.
(d)
Conduct of Action; Costs. The Party initiating any suit under this Section 6.2 shall have the sole and exclusive right to select counsel for such suit; except that such counsel must be reasonably acceptable to the other Party. If required under applicable Law in order for such Party to initiate or maintain such suit, the other Party shall join as a party to the suit. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith, and the initiating Party shall reimburse the other Party for all reasonable Out-of-Pocket Costs (including its reasonable outside counsel expenses) incurred in rendering such assistance. The Party initiating suit shall assume and pay all of its own Out-of-Pocket Costs incurred in connection with any litigation or proceedings described in this Section 6.2, including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

[***] = Certain Confidential Information Omitted

(e)
Recoveries. Any recovery obtained as a result of any proceeding described in this Section 6.2 or from any counterclaim or similar claim asserted in a proceeding described in Section 6.3, by settlement or otherwise, shall be applied in the following order of priority:
(i)
first, the Parties shall be reimbursed for all previously unreimbursed Out-of-Pocket Costs in connection with such proceeding; and
(ii)
second, any remainder shall [***].
Section 6.3
Claimed Invalidity. If any Third Party at any time asserts any claim that any issued GFB Patent is invalid or otherwise unenforceable, or if any such Patent is the subject of any post-grant proceeding or any European opposition proceeding, whether as a pre-grant or post-grant proceeding, (each, an “Invalidity Claim”), then Karuna shall have the first right (but not the obligation) to control the defense and settlement of such Invalidity Claim except that, if such Invalidity Claim is brought in an infringement action brought by GFB pursuant to Section 6.2(c), then GFB shall have the right to control the defense and settlement of such Invalidity Claim.
Section 6.4
Patent Term Extensions. Karuna will have the first right to select the appropriate Patents for filing to obtain patent term extensions, including supplementary protection certificates and any other extensions that are now available or become available in the future, based on Regulatory Approvals for Licensed Products in the Field in the Territory. GFB will cooperate with Karuna in gaining any such patent term extensions with respect to any GFB Patent, including by signing all necessary papers.
Section 6.5
Patent Marking. Karuna shall (or shall require its applicable Affiliate(s) or Sublicensee(s) to) comply with the patent marking statutes in each country in which any Licensed Product is Manufactured or Commercialized by or on behalf of Karuna or any of its Affiliates or Sublicensees.
Article VII

Confidentiality
Section 7.1
General. Each Receiving Party shall (a) maintain in confidence the Confidential Information of the Disclosing Party using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of effort, (b) not disclose such Confidential Information to any of its Affiliates or any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except to perform the Receiving Party’s obligations, or exercise the Receiving Party’s rights, under this Agreement.
Section 7.2
Permitted Disclosure. The Receiving Party may provide the Disclosing Party’s Confidential Information: [***].
Section 7.3
Publicity; Terms of this Agreement.
(a)
Joint Press Release. Promptly following the Effective Date, the Parties shall issue the joint press release attached hereto as Schedule 7.3(a) (the “Joint Press Release”).

[***] = Certain Confidential Information Omitted

(b)
Public Announcements by Karuna. In addition to the Joint Press Release, (i) Karuna may file a copy of this Agreement with the SEC or any securities exchange on which securities issued by Karuna or any of its Affiliates are traded and (ii) Karuna may issue press releases regarding this Agreement in accordance with Karuna’s internal policies. If Karuna intends to make reference to GFB in any press release other than the Joint Press Release, Karuna shall provide GFB with a copy of such draft press release at least [***] prior to its intended publication for GFB’s review. GFB may provide Karuna with suggested modifications to such draft press release, and Karuna shall consider GFB’s suggestions with respect to such press release in good faith.
(c)
Public Announcements by GFB. Except for the Joint Press Release, GFB may not issue any press releases or make any other public announcements regarding this Agreement, any activities contemplated by this Agreement, or any Licensed Compound or Licensed Product, except to the extent (i) GFB is legally required to do so in connection with the ABC Proceeding (in which case GFB shall only make such announcement regarding this Agreement that GFB is legally required to furnish) or any related proceeding or (ii) otherwise approved in advance in writing by Karuna (such approval not to be unreasonably withheld, conditioned, or delayed).
Section 7.4
Term. All obligations under Section 7.1, Section 7.2, and Section 7.5 shall survive termination or expiration of this Agreement and shall expire [***] following termination or expiration of this Agreement.
Section 7.5
Return of Confidential Information.
(a)
Obligations to Return or Destroy. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party or destroy (at the Disclosing Party’s election) all of the Disclosing Party’s Confidential Information (and all copies and reproductions thereof) in the Receiving Party’s possession or control, except to the extent required to be maintained by the Receiving Party’s document retention policies or Regulatory Authorities or an administrative or court order (but any such copies may only be used or disclosed as required by such Regulatory Authorities or administrative or court order). In addition, the Receiving Party shall destroy:
(i)
any notes, reports, or other documents prepared by the Receiving Party that contain Confidential Information of the Disclosing Party; and
(ii)
any Confidential Information of the Disclosing Party (and all copies and reproductions thereof) that is in electronic form or cannot otherwise be returned to the Disclosing Party.
(b)
Electronic Back-Up Media. Nothing in this Section 7.5 shall require the alteration, modification, deletion, or destruction of archival tapes or other electronic back-up media made in the ordinary course of business, but the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article VII with respect to any Confidential Information contained in such archival tapes or other electronic back-up media indefinitely.
(c)
Retained Copies. Notwithstanding the foregoing in this Section 7.5:

[***] = Certain Confidential Information Omitted

(i)
the Receiving Party’s legal counsel may retain one copy of the Disclosing Party’s Confidential Information solely for the purpose of determining the Receiving Party’s continuing obligations under this Article VII; and
(ii)
the Receiving Party may retain the Disclosing Party’s Confidential Information and its own notes, reports, and other documents:
(A)
to the extent reasonably required (1) to exercise the rights and licenses of the Receiving Party expressly surviving expiration or termination of this Agreement; or (2) to perform the obligations of the Receiving Party expressly surviving expiration or termination of this Agreement; or
(B)
to the extent it is impracticable to return or destroy such Confidential Information without incurring disproportionate cost.

Notwithstanding the return or destruction of the Disclosing Party’s (and its Affiliates’) Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article VII.

Section 7.6
Vicarious Responsibility. If the Receiving Party discloses any of the Disclosing Party’s Confidential Information to any of the Receiving Party’s Affiliates, or any of its or their respective employees, directors, officers, consultants, subcontractors, advisors (including attorneys and accountants), investors, merger partners, acquirers, or licensees (or any of their respective attorneys, consultants, or advisors), then the Receiving Party shall be responsible for any action or omission by any such disclosee that would breach this Article VII if such action or omission were undertaken or not undertaken by the Receiving Party.
Article VIII

Representations and Warranties
Section 8.1
Mutual Representations. Each of GFB and Karuna represents and warrants to the other Party, as of the Effective Date, as follows:
(a)
Authority. Such Party is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.
(b)
Consents. All necessary consents, approvals, and authorizations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery, and performance of this Agreement have been obtained.
(c)
No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations under this Agreement, and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of any applicable Laws existing as of the Effective Date and (ii) do not and will not conflict with, violate, breach, or constitute a default under any agreement or any provision thereof, oral or written, to which such Party is a party or by which such Party or any of its Affiliates is bound.

[***] = Certain Confidential Information Omitted

(d)
Enforceability. This Agreement has been duly executed and delivered on behalf of such Party and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 8.2
Additional GFB Representations. GFB represents and warrants to Karuna, as of the Effective Date, as follows:
(a)
GFB has all rights, authorizations, and consents necessary to grant all rights and licenses it purports to grant to Karuna under this Agreement.
(b)
GFB is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the GFB Intellectual Property.
(c)
GFB has not, and, to GFB’s knowledge, Goldfinch has not, used any Know-How in the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product that is encumbered by any contractual right of, or obligation to, any Third Party that conflicts or interferes with any of the rights or licenses granted or to be granted to Karuna hereunder.
(d)
GFB has not, and, to GFB’s knowledge, Goldfinch has not, granted any right or license to any Third Party under any GFB Intellectual Property that conflicts with or limits the scope of the rights or licenses granted to Karuna hereunder.
(e)
To GFB’s knowledge, there are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative, or other proceedings or governmental investigations pending or threatened against GFB related to any GFB Intellectual Property, any Licensed Compound or Licensed Product, or this Agreement, and GFB is not a party to any judgment or settlement relating to, any Licensed Compound or Licensed Product.
(f)
GFB has not, and to GFB’s knowledge, Goldfinch has not, received any claim, allegation, threat, or other notice from any Third Party that the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product (i) has infringed, infringes, or would infringe, any claim of any Patent of any Third Party (without regard to actual or alleged infringement under 35 USC §271(e)(1) and comparable provisions under applicable Law outside the United States, including any safe harbor, research exemption, government or executive declaration of urgent public health need, or any similar right available at law or in equity that otherwise exempts actual or alleged infringing activity) or (ii) has misappropriated, misappropriates, or would misappropriate any Know-How of any Third Party.
(g)
To GFB’s knowledge, each issued GFB Patent was, and each pending GFB patent is being, diligently prosecuted in accordance with all applicable Laws and otherwise in compliance with all applicable duties of candor and disclosure to the applicable patent office(s). To GFB’s knowledge, each GFB Patent has been filed, prosecuted, and maintained consistent with commercially reasonable patent prosecution practice. To GFB’s knowledge, all applicable fees have been paid with respect to the GFB Patents on or before the due date for payment.

[***] = Certain Confidential Information Omitted

(h)
To GFB’s knowledge, none of the GFB Patents is subject to any pending re-examination, opposition, interference, or litigation proceeding or inter partes review, post grant review, or covered business methods review.
(i)
To GFB’s knowledge, the inventions claimed in or Covered by the GFB Patents (i) were not invented in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) are not “subject inventions” as that term is described in 35 U.S.C. Section 201(f), and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act.
(j)
Neither GFB nor any of its Affiliates has granted, and, to GFB’s knowledge, neither Goldfinch nor any of its Affiliates has granted, any lien or security interest on any of the GFB Intellectual Property, and to GFB’s knowledge, such intellectual property is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien, or charge of any kind, in each case that would conflict or limit any of the rights granted to Karuna hereunder.
(k)
To GFB’s knowledge, Schedule 8.2(k) contains a complete and accurate list of all Patents Controlled by GFB or any its Affiliates as of the Effective Date that are included in the Patents licensed hereunder, indicating any co-owner(s), if applicable. Except as set forth on Schedule 8.2(k), neither GFB nor any of its Affiliates owns or Controls any Patent that is necessary or, to GFB’s reasonable belief as of the Effective Date, reasonably useful to Develop, Manufacture, or Commercialize any Licensed Product. To GFB’s knowledge, Schedule 8.2(k) contains a complete list of all GFB proprietary compounds [***] for either TRPC4 or TRPC5.
(l)
GFB has not brought or threatened any claim against any Third Party alleging infringement of any GFB Patent, nor, to GFB’s knowledge, is any third party infringing or preparing or threatening to infringe any GFB Patent.
Section 8.3
Covenants.
(a)
Mutual Covenants. Each Party hereby covenants to the other Party that:
(i)
neither such Party nor any of its Affiliates shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls that would conflict with any of the rights or licenses granted to the other Party hereunder; and
(ii)
such Party shall, and shall require its Affiliates and Sublicensees to, perform its activities under this Agreement in compliance in all material respects with all applicable Laws.
(b)
Additional GFB Covenants.
(i)
Neither GFB nor any of its Affiliates shall, during the Term, assign, transfer, convey, encumber, license, or dispose of any GFB Intellectual Property, or disclose to any Third Party any GFB Confidential Information relating to any Licensed Compound or Licensed Product, except in connection with a permitted assignment pursuant to Section 11.4.

[***] = Certain Confidential Information Omitted

(ii)
GFB will not, on its own, or with or through a Third Party, Develop or Commercialize compounds [***] for either TRPC4 or TRPC5 without prior written consent from Karuna, which consent shall not be unreasonably withheld, conditioned, or delayed.
Section 8.4
Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to (a) the success of any study or test commenced under this Agreement; (b) the safety or usefulness for any purpose of any technology or materials, including any Licensed Product; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.
Article IX

Indemnification; Insurance
Section 9.1
By Karuna. Karuna agrees, at Karuna’s cost and expense, to defend, indemnify, and hold harmless GFB and its Affiliates and each of their respective directors, officers, employees, and agents (collectively, the “GFB Indemnified Parties”) from and against any Damages arising out of any Claim to the extent relating to:
(a)
any breach by Karuna of this Agreement;
(b)
any negligence, willful misconduct, or violation of Law of Karuna or any of its Affiliates or Sublicensees in connection with Karuna’s performance of its obligations or exercise of its rights under this Agreement; or
(c)
any Development, Manufacture, or Commercialization of any Licensed Product by or on behalf of Karuna or any of its Affiliates or Sublicensees;

in each case ((a)-(c)), except to the extent that GFB has an indemnification obligation pursuant to Section 9.2 for such Damages, as to which Damages each Party shall indemnify the other Party to the extent of such Party’s respective fault for such Damages.

Section 9.2
By GFB. GFB agrees, at GFB’s cost and expense, to defend, indemnify, and hold harmless Karuna and its Affiliates and each of their respective directors, officers, employees, and agents (the “Karuna Indemnified Parties”) from and against any Damages arising out of any Claim to the extent relating to:
(a)
any breach by GFB of this Agreement;
(b)
any negligence, willful misconduct, or violation of Law of GFB or any of its Affiliates or (sub)licensees in connection with GFB’s performance of its obligations or exercise of its rights under this Agreement; or

[***] = Certain Confidential Information Omitted

(c)
any Development, Manufacture, or Commercialization of any Licensed Product by or on behalf of GFB or any of its Affiliates or (sub)licensees following any reversion of rights to GFB pursuant to Section 10.3;

in each case ((a)-(c)), except to the extent that Karuna has an indemnification obligation pursuant to Section 9.1 for such Damages, as to which Damages each Party shall indemnify the other Party to the extent of such Party’s fault for such Damages.

Section 9.3
Indemnification Procedures.
(a)
General. Promptly after the receipt by a Person seeking indemnification under this Article IX (the “Indemnitee”) of notice of any pending or threatened Claim for which the Indemnitee intends to seek indemnification under this Article IX, such Indemnitee shall promptly provide notice thereof to the Party from whom indemnification is sought (the “Indemnitor”), which notice shall include a reasonable identification of the alleged facts giving rise to such Claim. Any failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement, except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice. The Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to control the defense and settlement of the indemnified Claim with counsel selected by the Indemnitor. However, notwithstanding the foregoing, the Indemnitee shall have the right to participate in, but not control, the defense of any indemnified Claim, and request separate counsel, with the fees and expenses to be paid by the Indemnitee, unless (a) representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other parties represented by such counsel in such proceedings or (b) the Indemnitor has failed to assume the defense of the applicable Claim, in which case ((a) or (b)), such fees and expenses shall be paid by the Indemnitor. The Indemnitee shall, and shall cause each of its Affiliates and its and their respective directors, officers, employees, agents, successors, and assigns, as applicable, to, cooperate in the defense of any indemnified Claim and shall furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals, and otherwise provide reasonable access to such indemnitees and other employees and agents of the Indemnitee, in each case as may be reasonably requested in connection therewith. The Indemnitor shall reimburse the Indemnitee for its reasonable and verifiable out-of-pocket expenses in connection therewith. The Indemnitor may not settle any Claim, and the Indemnitee shall not be responsible for or be bound by any settlement of a Claim that imposes an obligation on it, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned, or delayed), unless such settlement or compromise (i) fully releases the Indemnitee without any liability, loss, cost, or obligation, (ii) admits no liability, wrongdoing, or other admission against interest on the part of the Indemnitee, and (iii) would not have an adverse effect on the Indemnitee’s interests (including any rights under this Agreement or the scope or enforceability of the intellectual property licensed hereunder).
(b)
No Acknowledgment. The assumption of the defense of a Claim by the Indemnitor shall not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnitor of any defenses it may assert against the Indemnitee’s claim for indemnification.

[***] = Certain Confidential Information Omitted

Section 9.4
Limitation of Liability. EXCEPT WITH RESPECT TO A BREACH OF ARTICLE VII, OR A PARTY’S LIABILITY PURSUANT TO SECTION 9.1 OR SECTION 9.2, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR OTHER INDIRECT OR REMOTE DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA, OR LOSS OF USE DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.
Article X

Term and Termination
Section 10.1
Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 10.2 shall expire in its entirety upon the expiration of all Royalty Terms with respect to all Licensed Products in all countries in the Territory (the “Term”).
Section 10.2
Termination.
(a)
Termination for Convenience. Karuna shall have the right to terminate this Agreement in its entirety for convenience upon ninety (90) days’ prior written notice to GFB.
(b)
Termination for Material Breach.
(i)
Termination by Either Party for Breach. This Agreement may be terminated, in its entirety, by either Party for the material breach of this Agreement by the other Party, if the breaching Party has not cured such material breach within [***] after the date of written notice to the breaching Party of such breach (or [***], in the case of Karuna’s payment obligations under this Agreement) (the “Cure Period”), which notice shall describe such material breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section 10.2(b)(i) Any such termination of this Agreement under this Section 10.2(b)(i) shall become effective at the end of the Cure Period, unless the breaching Party has cured such material breach prior to the expiration of such Cure Period, or, if such material breach is not susceptible to cure within the Cure Period, then the non-breaching Party’s right of termination shall be suspended only if and for so long as the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan is acceptable to the non-breaching Party, and the breaching Party commits to and carries out such plan as provided to the non-breaching Party, provided that any such suspension of the non-breaching Party’s termination right will not extend beyond [***] from the end of the Cure Period.
(ii)
Disagreement as to Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a material breach of this Agreement, then: (A) the Party that disputes that there has been a material breach may contest the allegation by referring such matter, within [***] following such notice of alleged material breach, for resolution to the Executive Officers, who shall meet promptly to discuss the matter, and determine, within [***] following referral of such matter, whether or not there has been a material breach of this Agreement; (B) the relevant Cure Period with respect thereto will be tolled from the date the

[***] = Certain Confidential Information Omitted

allegedly breaching Party notifies the other Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement (except that, if such dispute relates to payment, the Cure Period will only be tolled with respect to payment of disputed amounts, and not with respect to undisputed amounts); (C) it is understood and agreed that, during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder; and (D) if it is finally and conclusively determined that the allegedly breaching Party committed such material breach, then the breaching Party shall have the right to cure such material breach after such determination within the Cure Period (or any other cure period established in such proceeding).
(iii)
Failure to Resolve. If the Executive Officers are unable to resolve a dispute within such [***] period after it is referred to them, the matter will be resolved as provided in Section 11.2.
(c)
Termination for Insolvency. To the extent permitted by Law, this Agreement may be terminated by either GFB or Karuna upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings with respect to, or upon an assignment of a substantial portion of the assets for the benefit of creditors by, the other Party; except that, in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the non-terminating Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within [***] after the filing thereof. Notwithstanding the foregoing, Karuna will not rely on the pending ABC Proceeding or any related proceeding pertaining to the administration of the Goldfinch Assignment Estate to terminate this Agreement pursuant to this Section 10.2(c).
Section 10.3
Effects of Termination. Upon any termination of this Agreement, the following shall apply (except with respect to any license, Licensed Product, or country with respect to which Karuna’s license has become irrevocable pursuant to Section 5.3(d)):
(a)
Termination of Licenses. All licenses granted by GFB to Karuna under Section 2.1 shall terminate.
(b)
Reversion License.
(i)
Subject to the last sentence of Section 10.3(b)(ii), Karuna shall grant, and is hereby deemed to grant, to GFB, effective as of the effective date of termination of this Agreement and subject to the terms of any applicable in-license agreement, an exclusive, worldwide, sublicensable (through multiple tiers), royalty-bearing right and license in the Field, under the Karuna Reversion Intellectual Property, to Develop, Manufacture, and Commercialize Licensed Compounds and Licensed Products. In addition, all clinical data concerning any Licensed Compound or Licensed Product that was provided by GFB to Karuna shall be deemed, subject to Section 1.22(a), Section 1.22(b), Section 1.22(c), and Section 1.22(d), Confidential Information of GFB (and not Karuna).
(ii)
On a Licensed Product-by-Licensed Product basis, GFB shall pay to Karuna a running royalty of [***] on worldwide Net Sales (defined mutatis mutandis) of such

[***] = Certain Confidential Information Omitted

Licensed Product, beginning on the effective date of termination of this Agreement and ending, on a country-by-country basis, on the latest of (i) expiration of the last to expire of any Valid Claim of any Karuna Reversion Patent Covering such Licensed Product in such country, (ii) expiration of the last to expire Regulatory Exclusivity with respect to such Licensed Product in such country, and (iii) [***] following the date of First Commercial Sale of such Licensed Product by GFB or any of its Affiliates or (sub)licensees of such Licensed Product in such country. In connection with the payment of such royalties, GFB shall comply with, and benefit from, the terms of Section 5.3(c) through Section 5.12, substituting “GFB” for “Karuna,” “Karuna” for “GFB,” “(sub)licensee(s)” for “Sublicensee(s),” and otherwise mutatis mutandis. Notwithstanding the foregoing, the license contemplated in Section 10.3(b)(i) and any related payment obligations contemplated by this Section 10.3(b)(ii) will terminate immediately upon GFB’s written notice to Karuna of its intention to terminate the license contemplated in Section 10.3(b)(i), which notice may be provided at any time following termination of this Agreement.
(iii)
GFB shall be solely responsible for any payment owed by Karuna to any Third Party licensor of any Karuna Reversion Intellectual Property arising out of the exploitation of the Licensed Compounds or Licensed Products, and shall be responsible for complying with the terms of any license agreement with any such Third Party licensor to the extent disclosed to GFB in writing, in each case, related to GFB’s exercise of the license granted to GFB under Section 10.3(b), provided that the terms of Section 5.3(c)(ii) will apply mutatis mutandis to the royalty payments contemplated under Section 10.3(b)(ii).
(c)
Transition.
(i)
Karuna shall, as soon as reasonably practicable, transfer and assign to GFB all Regulatory Approvals and Regulatory Documentation with respect to each Licensed Product and a copy of all of the data comprising the global safety database for each Licensed Product; except that (A) Karuna may retain such data and a single copy of such Regulatory Approvals and Regulatory Documentation for its records and (B) if such Regulatory Approvals or Regulatory Documentation are necessary or useful for the Development, Manufacture, or Commercialization of any product other than a Licensed Product, then, in place of transferring or assigning the foregoing, Karuna shall instead grant GFB a Right of Reference or Use with respect to such Regulatory Approvals or Regulatory Documentation with respect to each Licensed Product.
(ii)
GFB shall have the option to purchase Karuna’s inventory of Licensed Compounds and Licensed Products at a price equal to [***]; except that, if Karuna or any of its Affiliates or Sublicensees has any outstanding order(s) of any Licensed Product, then, at GFB’s election, either GFB shall fulfill such order(s) or, notwithstanding GFB’s option to purchase inventory, Karuna may retain sufficient inventory to fulfill such order(s). GFB may exercise such option by written notice to Karuna during such [***] period. Karuna shall grant, and hereby does grant, a royalty-free right and license to any trademarks, names, and logos of Karuna contained therein for a period of [***] solely to permit the orderly sale of such inventory, subject to GFB meeting reasonable quality control standards imposed by Karuna on the use of such trademarks, names, and logos, which shall be consistent with the standards used by Karuna prior to termination of this Agreement.

[***] = Certain Confidential Information Omitted

(d)
Right to Sell. If GFB does not elect to purchase Karuna’s inventory of Licensed Compounds and Licensed Products pursuant to Section 10.3(c)(ii), and if Karuna or any of its Affiliates or Sublicensees possesses any inventory of any Licensed Product, has started the Manufacture of any Licensed Product, or has accepted any order for any Licensed Product, Karuna and its Affiliates and Sublicensees shall have the right, for up to [***] following the effective date of termination of this Agreement, to sell their inventories thereof, complete the Manufacture thereof, and Commercialize such fully-Manufactured Licensed Products, in order to fulfill such accepted orders or distribute such fully-Manufactured Licensed Products, subject to the obligation of Karuna to pay GFB any and all related milestone and royalty payments as provided in this Agreement.
(e)
Termination of Clinical Trials. If any Clinical Trial of any Licensed Product is being conducted at the time of the termination of this Agreement, Karuna will, at GFB’s election (i) wind-down any such Clinical Trial (A) at Karuna’s expense, if the Agreement is terminated by Karuna pursuant to Section 10.2(a) or by GFB pursuant to Section 10.2(b), and (B) at GFB’s expense if the Agreement is terminated by Karuna pursuant to Section 10.2(b), or (ii) continue any such Clinical Trial at GFB’s expense. Each Party hereby agrees to reasonably cooperate in the completion or winding-down of any such Clinical Trial in consultation with the appropriate Regulatory Authorities and any applicable IRB(s).
Section 10.4
Survival. Upon any termination or expiration of this Agreement, unless otherwise specified in this Agreement and except for any rights or obligations that have accrued prior to the effective date of termination or expiration, all rights and obligations of each Party under this Agreement shall terminate, except that Article I, Section 2.4, Section 2.5, Section 5.3(d), Section 5.5, Section 5.6, Section 7.4, Section 8.4, Article IX, Section 10.3 through Section 10.5, and Article XI shall survive any such termination or expiration of this Agreement.
Section 10.5
Other Relief. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.
Article XI

Miscellaneous
Section 11.1
Dispute Resolution. The Parties agree that any dispute arising with respect to the interpretation, enforcement, termination, or invalidity of this Agreement (each, a “Dispute”) shall first be presented to the Parties’ respective Executive Officers for resolution. If the Parties are unable to resolve a given Dispute pursuant to this Section 11.1 after discussions between the Executive Officers within [***] after referring such Dispute to the Executive Officers, either Party may, at its sole discretion, seek resolution of such matter in accordance with Section 11.2.
Section 11.2
Submission to Court for Resolution; Waiver of Jury Trial. Subject to Section 11.1, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts located in the District of Massachusetts for any action, suit, or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit, or proceeding (other than appeals therefrom) related thereto except in such courts.

[***] = Certain Confidential Information Omitted

The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of Boston, Massachusetts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice, or document by registered mail to its address set forth in Section 11.6 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court. Each Party irrevocably and unconditionally waives any right to trial by jury with respect to any action, suit, or proceeding arising out of or relating to this Agreement. The prevailing Party in any action, suit, or proceeding arising out of or relating to this Agreement will be entitled to recover from the losing Party all reasonable out‑of‑pocket fees, costs, and expenses (including those of attorneys, professionals, and accountants) incurred by the prevailing Party in connection with such action, suit, or proceeding.
Section 11.3
Governing Law. This Agreement and all questions regarding its validity or interpretation, or the performance or breach of this Agreement, shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflicts of laws principles.
Section 11.4
Assignment.
(a)
Generally. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement in its entirety to (i) an Affiliate of such Party or (ii) a Third Party that acquires, by or otherwise in connection with, merger, sale of assets, or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates, as long as the assignee agrees in writing to assume all of the assigning Party’s obligations under this Agreement. The assigning Party will remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned.
(b)
All Other Assignments Null and Void. The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators, and permitted assigns of the Parties. Any purported assignment in violation of this Section 11.4 will be null and void ab initio. If GFB (ABC), LLC ceases to exist without a successor in interest, then all licenses granted to Karuna under the Licensed Patents and Licensed Know-How shall continue in accordance with their terms.
(c)
Change of Control. Notwithstanding anything to the contrary in this Agreement, if a Party undergoes a Change of Control, then any technology or intellectual property rights owned, licensed, or otherwise controlled by the Person acquiring such Party or any of such acquiring Person’s Affiliates (other than one of the Parties to this Agreement or any Affiliate of a Party immediately before such Change of Control) shall not be included in the technology and intellectual property rights licensed to the other Party hereunder to the extent held by such acquiring Person or its Affiliates (other than the relevant Party to this Agreement or any Affiliate of a Party immediately before such Change of Control) prior to such transaction, or to the extent

[***] = Certain Confidential Information Omitted

such technology or intellectual property rights are developed by such acquiring Person or any of its Affiliates outside the scope of activities conducted hereunder and without use of or reference to (i) any technology or intellectual property rights of the acquired Party (including, in the case of GFB as the acquired Party, any Licensed Patents or Licensed Know-How) or any Affiliate of such Party immediately before such Change of Control or (ii) any Confidential Information of other Party.
Section 11.5
Force Majeure. If the performance of any part of this Agreement by a Party is prevented, restricted, interfered with, or delayed by a Force Majeure Event, such Party shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference, or delay. However, the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.
Section 11.6
Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and shall be sufficient if: (a) personally delivered; (b) sent by registered or certified mail (return receipt requested and postage prepaid); or (c) sent by express courier service providing evidence of receipt and postage prepaid where applicable, in each case to the address for a Party set forth below, or such other address for a Party as may be specified in writing by like notice:

To GFB: GFB (ABC), LLC 1738 Belmar Blvd. Belmar, NJ 07719 Attn: [***]	To Karuna: Karuna Therapeutics, Inc. 99 High Street, Floor 26, Boston, Massachusetts 02110 Attn: [***]
With a copy, which shall not constitute notice, to: Thompson Hine LLP 3900 Key Center, 127 Public Square | Cleveland, Ohio 44114 Attention: [***] Telephone: [***] Facsimile: [***]	With a copy, which shall not constitute notice, to: WilmerHale 60 State Street Boston, MA 02109 Attention: [***] Telephone: [***] Facsimile: [***]

Any such notices shall be effective upon receipt by the Party to whom it is addressed.

Section 11.7
Waiver. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to thereafter enforce such provision. No waiver by any Party of any condition

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or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.
Section 11.8
Severability. If any provision of this Agreement should be invalid, illegal, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. If the Parties cannot agree upon a substitute provision, the invalid, illegal, or unenforceable provision of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal, or unenforceable provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal, or unenforceable provision.
Section 11.9
Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) constitutes the entire agreement between the Parties relating to its subject matter, and supersedes all prior and contemporaneous agreements, representations, or understandings, either written or oral, between the Parties with respect to such subject matter, including the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties with respect to such subject matter other than as set forth herein.
Section 11.10
Modification. No modification, amendment, or addition to this Agreement, or any provision hereof, shall be effective unless reduced to writing and signed by a duly authorized representative of each Party. No provision of this Agreement shall be varied, contradicted, or explained by any oral agreement, course of dealing or performance, or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each Party.
Section 11.11
Independent Contractor. Nothing contained in this Agreement is intended or shall be deemed or construed to create any relationship of employer and employee, agent and principal, partnership, or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, nor to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder.
Section 11.12
Interpretation; Construction. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement, unless the context requires otherwise, (a) the words “including,” “include,” “includes,” “such as” and “e.g.” shall be deemed to be followed by the phrase “without limitation” or like expression, whether or not followed by the same; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) the term “or” will be interpreted in the inclusive sense commonly associated with

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the term “and/or” unless preceded by the word “either” or other language indicating the subjects of the conjunction are, or are intended to be, mutually exclusive; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) all references to “dollars” or “$” herein shall mean U.S. Dollars; (h) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner; and (i) the phrase “to GFB’s knowledge” means to the knowledge of GFB after reasonable due inquiry of Goldfinch. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.
Section 11.13
Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a claim or defense with respect to the formation of a contract, and each Party forever waives any such claim or defense, except to the extent that such claim or defense relates to lack of authenticity.
Section 11.14
Equitable Relief. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.
Section 11.15
Further Assurances. Each Party shall execute, acknowledge, and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

GFB (ABC), LLC or its successor in interest

By: /s/ James E. Gansman___________

Name: James E. Gansman

Title: President

KARUNA THERAPEUTICS, INC.

By: /s/ Bill Meury__________________

Name: Bill Meury

Title: President and Chief Executive Officer

License Agreement

Signature Page

Exhibit A

Initial Development Plan

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A-1

Schedule 1.45

GFB-887

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7.3(a)-1

Schedule 7.3(a)

Joint Press Release

Karuna Therapeutics Announces Exclusive Global License Agreement for Goldfinch Bio’s Investigational TRPC4/5 Product Candidates

Karuna to obtain exclusive global license to develop, manufacture, and commercialize multiple TRPC4/5 candidates, including lead clinical-stage candidate GFB-887

Goldfinch Bio assignment estate to receive $15 million upfront payment and up to $520 million in potential milestone payments plus royalties for each TRPC4/5 candidate

Karuna to share details on the planned development of GFB-887 for the treatment of mood and anxiety disorders in the second half of 2023

BOSTON, Mass.– MONTH DAY, 2023 -- Karuna Therapeutics, Inc. (NASDAQ: KRTX) and GFB (ABC), LLC, assignee of the Goldfinch Bio assignment estate, today announced their entry into an exclusive license agreement under which Karuna will obtain global development, manufacturing, and commercialization rights to Goldfinch Bio’s investigational transient receptor potential canonical 4 and 5 (TRPC4/5) channel candidates, including lead clinical-stage candidate GFB-887. Karuna intends to evaluate these candidates as potential treatments for various psychiatric and neurological conditions, starting with GFB-887 for the treatment of mood and anxiety disorders. Karuna expects to share details on the planned development of GFB-887 in the second half of 2023.

“We are focused on addressing the substantial need for new and better treatments in psychiatry through identifying and developing mechanistically novel and distinct medicines,” said Bill Meury, president and chief executive officer of Karuna. “We believe that the TRPC4/5 mechanism could represent a completely novel approach to treating mood and anxiety disorders and complements our existing pipeline of differentiated potential medicines. This agreement aligns with our strategic goal to become a fully integrated neuroscience company with treatments that could offer much more than just incremental benefits to patients, and we look forward to sharing next steps for the program later this year.”

“We are incredibly excited to expand and diversify our development efforts and are encouraged about the potential of TRPC4/5 inhibitors to treat both mood and anxiety disorders based pre-clinical and clinical data demonstrating anxiolytic and antidepressant properties of these

7.3(a)-1

inhibitors,” said Steve Paul, M.D., president of research & development and chief scientific officer. “Our lead candidate in the TRPC4/5 program, GFB-887, has already demonstrated a compelling safety profile in non-clinical and clinical studies. We are fortunate to have found as advanced a clinical stage drug candidate directed against these important CNS targets and we will now study GFB-887 in various mood and anxiety disorders where there remains a significant unmet medical need for mechanistically novel medicines.”

Under the terms of the agreement, the assignment estate of Goldfinch Bio will receive a $15 million upfront payment and is eligible to receive up to $520 million in milestone payments for each licensed TRPC4/5 candidate, of which $410 million are related to regulatory approval and commercial sales milestones, as well as a flat low-single-digit royalty on any potential global net sales of each licensed product.

“GFB-887 demonstrated compelling benefits in preclinical models of mood and anxiety disorders, and we are delighted that Karuna will leverage its well-established expertise in developing medicines for psychiatric disorders to advance our TRPC4/5 candidates,” commented Anthony Johnson, M.D., president and chief executive officer of Goldfinch Bio. “I am tremendously grateful to all the patients and investigators, and Goldfinch Bio employees, advisors and investors who contributed to progressing GFB-887 and our other TRPC4/5 candidates to this point. It’s my sincere hope that these important contributions will lead to innovative new medicines for patients in need.”

Goldman Sachs & Co. LLC and Cowen served as financial advisors, and Ropes & Gray provided legal counsel to Goldfinch Bio.

About Karuna

Karuna Therapeutics is a clinical-stage biopharmaceutical company driven to create and deliver transformative medicines for people living with psychiatric and neurological conditions. At Karuna, we understand there is a need for differentiated and more effective treatments that can help patients navigate the challenges presented by these severe and disabling disorders. Utilizing our extensive knowledge of neuroscience, we are harnessing the untapped potential of the brain in pursuit of novel pathways to develop medicines that make meaningful differences in peoples’ lives. For more information, please visit www.karunatx.com.

Karuna Therapeutics Forward Looking Statements

7.3(a)-2

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the potential of the TRPC4/5 program, including GFB-887, to treat mood and anxiety disorders, our goals to develop and commercialize our product candidates and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to our ability to generate positive clinical trial results for our product candidates and other risks inherent in clinical development, the timing and scope of regulatory approvals, changes in laws and regulations to which we are subject, competitive pressures, and other risks set forth under the heading “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021. Our actual results could differ materially from the results described in or implied by such forward looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Karuna Therapeutics Contacts:

Investors:
Alexis Smith
518-338-8990
asmith@karunatx.com

Media:
Bob Josefsberg
bjosefsberg@karunatx.com
646-734-3584

Goldfinch Bio Contact:
Kyle Kuvalanka
kkuvalanka@goldfinchbio.com

7.3(a)-3

Schedule 8.2(k)

Licensed Compounds and Licensed Patents

Licensed Patents:

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Licensed Compounds:

GFB-887, [***], and all other named compounds specifically or generically claimed in or Covered by any of the Patents listed above, including the following:

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